EXHIBIT 3.(i).2
                                STATE of DELAWARE
                           CERTIFICATE of AMENDMENT of
                          CERTIFICATE of INCORPORATION
                            L W Global (U.S.A.), Inc.

First: That at a meeting of the Board of Directors of L W Global (U.S.A.), Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

Resolved that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered (see Attachment A) so that, as amended, said Article shall be and read as follows:

           (See Attachment A)

Second: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares are required by statute were voted in favor of the amendment.

Third: That said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

Fourth: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF said L W Global (U.S.A.), Inc. has caused this certificate to be signed by Dale B. Finfrock, Jr. an authorized officer, this January 14, 1997.


                                             By: /s/ Dale B. Finfrock
                                             ------------------------------
                                             Dale B. Finfrock, Jr.

                        Title of Officer:              President
                                             ---------------------------------


                                                               State of Delaware
                                                              Secretary of State
                                                        Division of Corporations
                                                       Filed 09:00 AM 01/16/1997
                                                               971016490-2658643


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                                STATE of DELAWARE
                           CERTIFICATE of AMENDMENT of
                          CERTIFICATE of INCORPORATION

                                  Attachment A
                              ---------------------

Article "FOURTH" shall be amended to read as follows:

          The Corporation shall have the authority to issue 20,000,000 shares of common stock, par value $0.01 per share. The Corporation shall have the authority to issue 1,000,000 shares of preferred stock, par value $.001 per share, which may be divided into series and with the preferences, limitations and relative rights determined by the Board of Directors.

          The Corporation elects not to be governed by ss. 203 of the General Corporation Law of the State of Delaware relating to business combinations with interested stockholders.

          No shareholder shall have any right to acquire shares or other securities of the Corporation except to the extent such right may be granted by an amendment to these Articles of Incorporation or by a resolution of the Board of Directors.

Article "FIFTH" shall be amended to add the following:

           Amendment of the Bylaws

          Notwithstanding anything in these Articles of Incorporation, the Bylaws, or applicable state corporation law, the shareholders shall not adopt, modify, amend or repeal bylaws of the Corporation except upon the affirmative vote of a simple majority vote of the holders of all issued and outstanding shares of the Corporation entitled to vote thereon.

           Shareholders

          Inspection of Books. The Board of Directors shall make reasonable rules to determine at what times and places and under what conditions the books of the Corporation shall be open to inspection by shareholders or a duly appointed representative of a shareholder.

          Quorum. The holders of shares entitled to one-third of the votes at a meeting of shareholders shall constitute a quorum.

          Required Vote. Acts of shareholders shall require the approval of holders of 50.01% of the outstanding votes of shareholders.

           Contracts

          No contract or other transaction between this Corporation and any person, firm or other company shall be affected by the fact that any

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          other officer or director of this  Corporation  is, or at some time in the future becomes, an officer, director or partner of such other contracting party, or has now in the future obtains a direct or indirect interest in such contract.

Article "SIXTH" shall be amended to read as follows:

          To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to t he Corporation or its shareholders. In addition, the Corporation shall have the power, in its Bylaws or in any resolution of its stockholders or directors, to undertake to indemnify the officers and directors of this Corporation against any contingency or peril as may be determined to be in the best interests of this Corporation, and to procure policies of insurance at this Corporation's expense.